Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
BTHC III, INC.
BTHC III, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that:
1. The amendment to the Corporation’s Certificate of Incorporation set forth herein was duly adopted, in accordance with the provisions of Sections 141(f) and 242 of the DGCL, and approved by at least a majority of the Corporation’s Board of Directors.
2. The amendment to the Corporation’s Certificate of Incorporation set forth herein was duly adopted by the required stockholders of the Corporation in accordance with Sections 228 and 242 of the DGCL. The number of shares voting in favor of the amendment equaled or exceeded the vote required.
3. The Certificate of Incorporation of the Corporation be amended by striking article FIRST in its entirety and by substituting in lieu of said article FIRST, the following new article FIRST:
“FIRST
The name of the Corporation is “International Stem Cell Corporation.”
4. The Certificate of Incorporation of the Corporation be amended by striking Section 1 of article FOURTH in its entirety and by substituting in lieu of said Section 1 of article FOURTH, the following new Section 1 of article FOURTH:
“Section 1. Authorization of Shares.
The aggregate number of shares of capital stock which the Corporation will have the authority to issue is 220,000,000 shares, consisting of 200,000,000 shares of common stock, having a par value of $0.001 per share (“Common Stock”), and 20,000,000 shares of preferred stock, having a par value of $0.001 per share (“Preferred Stock”).”
5. The amendments of the Certificate of Incorporation set forth herein shall be effective on the date this Certificate of Amendment is filed and accepted by the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its duly authorized officer, this ___day of January, 2006.

INTERNATIONAL STEM CELL CORPORATION
By:
	Name:	Jeff Krstich
	Title:	Chief Executive Officer